Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Bruce T. Quigley	Charles Messman, Todd Kehrli
Vice President of Corporate	MKR Group
Development and Investor	323-468-2300
Relations	ir@mkr-group.com
949-362-5800
bquigley@smithmicro.com

SMITH MICRO SOFTWARE REPORTS 2007 THIRD QUARTER
RESULTS
Net Revenues Increase 38% Over 2006 to Record $20.4 Million
Aliso Viejo, Calif., October 31, 2007 — Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software solutions for the wireless market, today reported its fiscal 2007 third quarter financial results ending September 30, 2007.
Third Quarter 2007 Key Financial Results:
•	Net revenues increased to $20.4 million, up 38% year-over-year.

•	GAAP net income of $0.5 million, or $0.02 per diluted share, compared to GAAP net income of $2.5 million, or $0.09 per diluted share, for the same quarter last year.

•	Non-GAAP net income of $6.7 million, or $0.21 per diluted share compared to Non-GAAP net income of $4.3 million, or $0.17 per diluted share for the same quarter last year. Non-GAAP net income excludes expenses for stock-based compensation, amortization of intangibles from acquisitions and non-cash tax expense.

•	Cash and cash equivalents were $83.0 million, compared to $34.9 million at September 30, 2006.
Nine Months Ended September 30, 2007 Key Financial Results:
•	Net revenues increased to $53.4 million, up 43% year-over-year.

•	GAAP net income of $2.5 million, or $0.08 per diluted share, compared to GAAP net income of $5.3 million, or $0.21 per diluted share, for the same period last year.

•	Non-GAAP net income of $18.1 million, or $0.58 per diluted share, compared to Non-GAAP net income of $10.4 million, or $0.42 per diluted share, for the same period last year.

Smith Micro 2007 Third Quarter Financial Results	Page 2 of 7
“We are very pleased with the overall results for the third quarter, including record revenues,” said William W. Smith Jr., President and CEO of Smith Micro Software, Inc. “As expected, our Multimedia division, which was slightly impacted in Q2, bounced back with a strong performance for the quarter”.
Mr. Smith continued, “We are also pleased with the continued progress that we have made with our growth strategies for our Connectivity & Security product solution, where we added two new wireless carriers recently, giving us a strong indicator of a healthy data connectivity market as more wireless carriers seek to introduce wireless data connectivity services for their customers in the United States. In addition, contributions from the Compression & Consumer business unit remain strong and the demand for our exclusive republishing products, especially the launch of VMware Fusion contributed to our record Q3 performance. As we announced at the beginning of Q3, we have expanded our multimedia product line with the development of Revue, our newest multimedia product designed for Smartphones running Windows Mobile, one of the fastest growing segments of the Smartphone marketplace. We view this new Smith Micro branded product as an exciting opportunity to reach and significantly expand our customer base in our consumer and OEM segments.”
Mr. Smith concluded, “Continued strong performance from our diversified business units led to our record quarter results, and we believe that Smith Micro is uniquely positioned to continue to build upon our leadership role in the fast growing wireless software marketplace, leveraging the strength of our technological capability, and capitalize on our retail marketing expertise.”
Financial Discussion:
Smith Micro reported net revenues of $20.4 million for the third quarter ended September 30, 2007, a 38% increase when compared to the $14.8 million reported in the third quarter of 2006.
On a GAAP basis, the Company earned $0.02 per diluted share for the third quarter of 2007, compared to $0.09 per diluted share for the third quarter of 2006.
Non-GAAP net income (which excludes amortization of intangible assets from acquisitions, stock-based compensation expenses and non-cash tax expense) for the third quarter was $6.7 million, or $0.21 per diluted share, compared net income of $4.3 million or $0.17 per diluted share for the third quarter of 2006. Diluted shares outstanding as of September 30, 2007 increased to 31.4 million as

Smith Micro 2007 Third Quarter Financial Results	Page 3 of 7
compared to 25.8 million shares outstanding as of September 30, 2006.
For the nine months ended September 30, 2007, the Company reported record net revenues of $53.4 million; a 43% increase over the $37.2 million reported for the nine months ended September 30, 2006. GAAP net income for the nine months ended was $2.5 million, or $0.08 per diluted share, compared to $5.3 million or $0.21 per diluted share.
Non-GAAP net income for the nine months ended September 30, 2007 was $18.1 million, an increase of 73% when compared to the Non-GAAP net income of $10.4 million, or $0.42 per share, reported for the nine months ended September 30, 2006.
Total cash and cash equivalents at September 30, 2007 increased to $83.0 million, compared to $34.9 million for the 2006 third quarter ended September 30, 2006.
The Company uses a non-GAAP reconciliation of net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Investor Conference Call
Smith Micro will hold an investor conference call to discuss the Company’s third quarter results at 4:30 p.m. Eastern time today, October 31, 2007. The call can be accessed by dialing (800) 366-7449 and providing the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.

Smith Micro 2007 Third Quarter Financial Results	Page 4 of 7
About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops and markets wireless multimedia and communications solutions, mobile device management products, image and data compression solutions and many award winning software products. Smith Micro’s complete line of products is available through Smith Micro’s Enterprise, Channel and OEM Sales Groups, and direct from our websites, retail and value-added resellers (VARs). Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties including, without limitation, forward-looking statements relating to the company’s financial prospects and projections, the company’s ability to increase its business, and the anticipated timing and financial performance of new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro 2007 Third Quarter Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP

Three Months Ended 09/30/07:
Net Income (in thousands)	$472	$3,921	$858	$1,433	$6,684
EPS	$0.02	$0.12	$0.03	$0.05	$0.21

Three Months Ended 09/30/06:
Net Income (in thousands)	$2,450	$1,495	$369	$—	$4,314
EPS	$0.09	$0.06	$0.01	$—	$0.17

Nine Months Ended 09/30/07:
Net Income (in thousands)	$2,508	$10,588	$1,950	$3,009	$18,055
EPS	$0.08	$0.34	$0.06	$0.10	$0.58

Nine Months Ended 09/30/06:
Net Income (in thousands)	$5,346	$3,908	$1,202	$—	$10,456
EPS	$0.21	$0.16	$0.05	$—	$0.42

Smith Micro 2007 Third Quarter Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statement of Operations for the Three and Nine Months Ended September 30, 2007 and 2006
 (in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Revenues	$20,393	$14,801	$53,406	$37,241
Cost of Revenues	6,385	6,090	16,045	14,695

Gross Profit	14,008	8,711	37,361	22,546

OPERATING EXPENSES
Selling & Marketing	4,947	2,374	12,843	6,540
Research & Development	4,062	1,871	10,268	5,625
General & Administrative	3,729	2,329	11,026	5,766

Total Operating Expenses	12,738	6,574	34,137	17,931

Operating Income	1,270	2,137	3,224	4,615
Interest Income	987	381	3,255	871

Income Before Income Taxes	2,257	2,518	6,479	5,486
Income Tax Expense	1,785	68	3,971	140

Net Income	$472	$2,450	$2,508	$5,346

Income Per Share, Basic	$0.02	$0.10	$0.08	$0.23

Weighted Average Shares
Outstanding, Basic	30,031	24,123	29,611	23,360

Income Per Share, Diluted	$0.02	$0.09	$0.08	$0.21

Weighted Average Shares
Outstanding, Diluted	31,429	25,794	30,959	25,184

Smith Micro 2007 Third Quarter Financial Results	Page 7 of 7
Smith Micro Software, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$83,057	$92,564
Accounts Receivable, (Net)	16,893	9,828
Income Taxes Receivable	122	122
Deferred Tax Asset	90	90
Inventory	1,179	857
Prepaid & Other Assets	758	308

Total Current Assets	102,099	103,769
Equipment & Improvements, Net	698	417
Deferred Tax Asset	7,868	7,786
Goodwill	31,877	15,266
Intangible Assets, Net	15,683	3,788

TOTAL ASSETS	$158,225	$131,026

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$3,284	$$2,941
Deferred Revenue	710	78
Accrued Liabilities	3,696	1,950

Total Current Liabilities	7,690	4,969

Common Stock	30	28
Additional Paid In Capital	150,986	129,018
Accumulated Deficit	(481)	(2,989)

Total Stockholders’ Equity	150,535	126,057

TOTAL LIABILITIES & EQUITY	$158,225	$131,026

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